Pioneer Hi-Bred International, Inc.
    400 Locust Street
    700 Capital Square
    Des Moines, IA  50309

               Re: Registration Statement on Form S-8 for 3,000,000 Shares of Common Stock

Ladies and Gentlemen:

        I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Pioneer Hi-Bred International Inc., an Iowa corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 3,000,000 shares of the Company's Common Stock, par value $1 per share (the "Common Stock"), reserved for issuance under the Pioneer Hi-Bred International, Inc. Stock Option Plan (the "Plan").

        As Corporate Counsel for the Company, I have examined the Company's Certificate of Incorporation and Bylaws and the records of certain corporate proceedings and actions taken by the Company in connection with the Plan.

        Based upon the foregoing and in reliance thereon, I am of the opinion that the shares of Common Stock being offered under the Plans, when issued, in accordance with the provisions of the plans, will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                             William J. DeMeulenaere